EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Advaxis, Inc., (a development stage company) on Form S-8, (File No. 333-130080) of our report dated January 29, 2014, with respect to our audits of the financial statements  of Advaxis, Inc., (a development stage company) as of October 31, 2013 and 2012 and for the years then ended and for the period from March 1, 2002 (inception) to October 31, 2013, which report is included in this Annual Report on Form 10-K of Advaxis, Inc., (a development stage company)  for the year ended October 31, 2013.

/s/ Marcum llp

Marcum llp
New York, NY
January 29, 2014